Exhibit 1

Oi S.A. – In Judicial Reorganization

CNPJ/MF No. 76.535.764/0001-43

NIRE 33.3.0029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”), in continuation to the Notice to the Market published on September 26, 2018, hereby informs to its shareholders and to the market in general that the Board of Directors of the Company appointed, on this date, Mr. Roger Solé Rafols to hold the vacant position on the Board of Directors, in accordance with article 150 of Law No. 6,404/76, of Clause 9.6 of the Judicial Reorganization Plan and of the only paragraph of Article 30 of the Company’s Bylaws. The effectiveness of the investiture of Mr. Solé is conditioned on the prior acceptance of the National Telecommunications Agency – ANATEL, in accordance with Decision No. 3, of January 6, 2017.

Mr. Solé has more than 20 years of experience in telecommunications, in the areas of marketing, product development, innovation, strategy and P&L management. He has been Vice-President of Marketing at Sprint Corporation since 2015. Prior to that time, he held the following positions: Vice-President of Marketing from 2009 to 2015, and Manager of Consumer Marketing from 2009 to 2011 at TIM Brasil; and Marketing Manager – Residential Segment from 2006 to 2008, and Manager of Value Adding Products and Services from 2001 to 2006 at Vivo. He also worked at DiamondCluster, known today as Oliver Wyman, from 1996 to 2001. Mr. Solé holds a bachelor’s degree in Business and a Masters in Business Administration from ESADE - Escuela Superior de Administración y Dirección de Empresas, Barcelona, and a postgraduate degree in Management of Audiovisual Companies from UPF – Universitat Pompeu Fabra, Instituto Desarrollo Continuo (IDEC), Barcelona. He also completed an exchange MBA program at UCLA – University of California, Los Angeles; an Advanced Management Program at IESE Business School, Universidad de Navarra, São Paulo-Barcelona; and a short executive education program in Finance and Strategy for Value Creation at The Wharton School at the University of Pennsylvania, Philadelphia.

With this appointment, Oi’s New Board of Directors fills the positions of all of its members and reaffirms its complementary, multisectoral profile, with extensive experience in operating in national and international markets.

Oi will keep its shareholders and the market informed on the development of the subject matter of this Notice to the Market.

Rio de Janeiro, October 4, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer